Exhibit 5.1

[Goodwin Procter LLP Letterhead]

August 6, 2021

DiamondRock Hospitality Company

2 Bethesda Metro Center

Suite 1400

Bethesda, Maryland 20814

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on August 6, 2021 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by DiamondRock Hospitality Company, a Maryland corporation (the “Company”), of any combination of securities of the types specified therein. The Registration Statement became effective upon filing with the Commission on August 6, 2021. Reference is made to our opinion letter dated August 6, 2021 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on August 6, 2021 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $200,000,000 in shares (the “Total Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), covered by the Registration Statement and being offered and sold pursuant to (i) the distribution agreement, dated as of August 6, 2021, listed on Schedule I hereto (the “Distribution Agreement”) and (ii) the master forward confirmations, each dated as of August 6, 2021, listed on Schedule I hereto (collectively, the “Master Forward Confirmations”). Pursuant to the Distribution Agreement, the Total Shares may include (i) shares of Common Stock sold by the Company through the sales agents (the “Issuance Shares”) and (ii) shares of Common Stock borrowed by the forward purchasers (or their affiliates) from third parties (the “Borrowed Shares”) and sold by the forward sellers pursuant to one or more forward transactions by the Company (the “Forwards”). The Forwards are to be governed by the terms of the Master Forward Confirmations and related supplemental confirmations entered into for each Forward in accordance with the terms of the Distribution Agreement pursuant to which the forward purchasers will agree to purchase from the Company (subject to the Company’s right to elect cash settlement or net share settlement), a number of shares of Common Stock equal to the number of Borrowed Shares sold by the forward sellers pursuant to the Distribution Agreement (the “Forward Settlement Shares” and, together with the Issuance Shares, the “Shares”), subject to adjustment as set forth therein, for a purchase price equal to the price at which the Borrowed Shares were sold by the forward sellers, less certain commissions and subject to certain adjustments set forth therein.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

DiamondRock Hospitality Company

August 6, 2021

For purposes of the opinion set forth below, we have assumed that the Issuance Shares and the Borrowed Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors or a duly authorized committee thereof prior to the date hereof (the “Minimum Price”) and that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the aggregate of (i) the maximum number of then unissued Issuance Shares that may be issued for the Minimum Price plus (ii) the number of Forward Settlement Shares subject to the Forwards that have not then settled.

The opinion set forth below is limited to the Maryland General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Distribution Agreement and/or a Master Forward Confirmation (and a related, duly authorized supplemental confirmation), as applicable, and in exchange for a price per share equal to or greater than the Minimum Price (or in net share settlement of a Master Forward Confirmation (and a related, duly authorized supplemental confirmation)), will be validly issued, fully paid and nonassessable.

This supplemental opinion letter is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K dated August 6, 2021 (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this supplemental opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to our firm in that Current Report. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP

SCHEDULE I

Distribution Agreement:

1.	Distribution Agreement, dated August 6, 2021, by and among the Company, the Partnership, each of Deutsche Bank Securities Inc., Barclays Capital Inc., BMO Capital Markets Corp., BofA Securities, Inc., BTIG, LLC, Citigroup Global Markets Inc., Jefferies LLC, KeyBanc Capital Markets Inc., Regions Securities LLC, Robert W. Baird & Co. Incorporated, TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC, as sales agents and/or principals, each of Deutsche Bank Securities Inc., Barclays Capital Inc., BMO Capital Markets Corp., BofA Securities, Inc., Citigroup Global Markets Inc., Jefferies LLC, KeyBanc Capital Markets Inc., TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC, as forward sellers, and each of Deutsche Bank AG, London Branch, Barclays Bank PLC, Bank of Montreal, Bank of America, N.A., Citibank, N.A., Jefferies LLC, KeyBanc Capital Markets Inc., The Toronto-Dominion Bank, Truist Bank and Wells Fargo Bank, National Association, as forward purchasers.

Master Forward Confirmations:

1.	Master Forward Confirmation, dated August 6, 2021, by and between the Company and Deutsche Bank AG, London Branch.

2.	Master Forward Confirmation, dated August 6, 2021, by and between the Company and Barclays Bank PLC.

3.	Master Forward Confirmation, dated August 6, 2021, by and between the Company and Bank of Montreal.

4.	Master Forward Confirmation, dated August 6, 2021, by and between the Company and Bank of America, N.A.

5.	Master Forward Confirmation, dated August 6, 2021, by and between the Company and Citibank, N.A.

6.	Master Forward Confirmation, dated August 6, 2021, by and between the Company and Jefferies LLC.

7.	Master Forward Confirmation, dated August 6, 2021, by and between the Company and KeyBanc Capital Markets Inc.

8.	Master Forward Confirmation, dated August 6, 2021, by and between the Company and The Toronto-Dominion Bank.

9.	Master Forward Confirmation, dated August 6, 2021, by and between the Company and Truist Bank.

10.	Master Forward Confirmation, dated August 6, 2021, by and between the Company and Wells Fargo Bank, National Association.

Schedule I-1